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                                                                   Exhibit 10.10

                           AMENDMENT TO CONAGRA PLANS

     Section 12.5(c) of the ConAgra 2000 Stock Plan, Section 12.5(c) of the 1995 Stock Plan, Section 13.3(c) of the ConAgra 1990 Stock Plan, Section 2.2(iii) of the ConAgra Incentives and Deferred Compensation Change of Control Plan,
Section 2.3(iii) of the ConAgra Supplemental Pension and CRISP Plan for Change of Control and Section 2.2(iii) of the ConAgra Employee Equity Fund Trust Agreement, are each revised to read as follows:

     Consummation of a reorganization, merger or consolidation, in each case, in which the Company is not the surviving entity and with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

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